UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 5, 2019

Date of Report (Date of earliest event reported)

iFresh Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38013	82-066764
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2-39 54th Avenue
Long Island City, NY 11101

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (718) 628-6200

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	IFMK	Nasdaq Capital Market

Item 1.02 Termination of a Material Definitive Agreement.

Share Exchange Agreement date June 7, 2019

On June 7, 2019, iFresh Inc. (“iFresh” or the “Company”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Xiaotai International Investment Inc. (“Xiaotai International”) and the equity holders of Xiaotai International (the “Xiaotai Shareholders”), pursuant to which, among other things and subject to the terms and conditions contained therein, iFresh would acquire all of the outstanding issued shares and other equity interests in Xiaotai International from the Xiaotai Shareholders (the “Acquisition”). Pursuant to the Exchange Agreement, in exchange for all of the outstanding shares of Xiaotai International, iFresh agreed to issue 254,813,383 shares of its common stock to the Xiaotai Shareholders. Xiaotai International operates through its variable interest entity, Zhejiang Xiaotai Technology Co. Ltd. (“Zhejiang Xiaotai”), in China.

As disclosed in a current report on Form 8-K filed on November 5, 2019, we received news regarding an ongoing investigation of Zhejiang Xiaotai by the Hangzhou Police Department, Binjiang Branch (“Hangzhou Police”) through a public notice released by the Hangzhou Police on November 3, 2019 (the “Police Report”). Zhejiang Xiaotai is alleged to have conducted illegal fundraising from the public. The report also stated that several executives of Zhejiang Xiaotai have been detained and are being held in custody.

On November 5, 2019 (the “Termination Date”), iFresh issued written notice to Xiaotai International and Xiaotai Shareholders to terminate the Exchange Agreement pursuant to section 9.1(c), (e) and (f) of the Exchange Agreement, effective immediately.

From and after the Termination Date, the Exchange Agreement will be of no further force or effect, and the rights and obligations of each party thereunder shall terminate, except for (a) any rights and obligations of the parties that are expressly designated thereunder to survive the termination of the Exchange Agreement and (b) any other rights and obligations of the parties that come into being or effect upon the termination of the Exchange Agreement.

Share Purchase Agreement dated June 7, 2019

In conjunction with the Acquisition, on June 7, 2019, iFresh and NYM Holding, Inc. (“NYM”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Go Fresh 365 Inc. (“Go Fresh”), a corporation solely owned by Mr. Long Deng, iFresh’s Chief Executive Officer. The Purchase Agreement provides for the sale of 100% of the equity interest in NYM to Go Fresh for cash consideration of $9.1 million (the “Spin-off”). Pursuant to the Purchase Agreement, one of the closing conditions of the Spin-off is that all the conditions to the obligations of each party to consummate the Acquisition described in the Exchange Agreement shall have been satisfied.

As a result of the termination of the Exchange Agreement, on November 5, 2019, iFresh, NYM and Go Fresh mutually agreed to terminate the Purchase Agreement, effective immediately.

The board of directors of the Company approved the termination of both the Exchange Agreement and the Purchase Agreement on November 5, 2019.

Item 8.01 Other Events.

Reference is made to the Definitive Proxy Statements on Schedule 14A (“Schedule 14A”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 13, 2019 and the Company’s Current report on Form 8-K filed with the SEC on September 10, 2019. On September 5, 2019, the Company held a Special Meeting of Stockholders. Pursuant to the vote of stockholders, the Company adopted certain proposals in connection with the Acquisition and the Spin-off, among which are the proposal to change the name of the Company (the “Name Change Proposal”) and the proposal to elect certain directors (the “Election of Directors Proposal”). As a result of the termination of the Exchange Agreement, the company has decided that those proposals are no longer in the best interest of the company and has decided not to adopt the Name Change Proposal and the Election of Directors Proposal contained in the Schedule 14A.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated November 6, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2019

iFresh Inc.

By:	/s/ Long Deng
Name:	Long Deng
Title:	Chairman and Chief Executive Officer

3